                                            NEWS RELEASE

Contact:
Justin Gioia – (314) 342-0865
jgioia@lacledegas.com

FOR IMMEDIATE RELEASE

The Laclede Group Announces Earnings for Fiscal 2010

ST. LOUIS (October 29, 2010) – The Laclede Group, Inc. (NYSE: LG) today reported consolidated net income for its fiscal year ended September 30, 2010 of $54.0 million, or $2.43 diluted earnings per share, compared to $64.2 million, or $2.89 per share, for fiscal 2009. On a non-GAAP basis, 2010 net economic earnings totaled $56.1 million, or $2.52 per share, compared to $60.8 million, or $2.74 per share, for 2009.  While below last year, the 2010 earnings were the third-highest in the Company’s history.  Please refer to “Net Economic Earnings” included below.

For the fourth fiscal quarter of 2010, the Company posted a loss of $1.6 million, or $(0.07) per share, compared to a loss of $4.7 million, or $(0.22) per share, for the same quarter in 2009. On a net economic earnings basis, the Company posted a loss of $1.4 million, or $(0.06) per share, for the fourth quarter of 2010 compared to a loss of $5.9 million, or $(0.27) per share, for the fourth quarter of 2009, an improvement of 77 percent.  The Company typically reports a loss in its fourth quarter because of lower gas usage by utility customers during the summer months.

Performance in 2010 was positively impacted by improved earnings from Laclede Gas Company, The Laclede Group’s regulated natural gas distribution utility. Laclede Gas reported lower operating costs and higher income resulting from both a non-regulated propane transaction in the wholesale market and an increase in general rates, partially offset by lower natural gas sales volumes.  The Laclede Group’s non-regulated natural gas commodity service provider, Laclede Energy Resources, Inc. (LER), experienced lower earnings in 2010 primarily due to lower margins on sales, partially offset by an increase in sales volumes.

“Laclede Group's earnings for 2010 remained strong thanks in large part to the performance of our core utility business, Laclede Gas.  Our focus on continuous improvement at the utility is the catalyst that drove improved operational efficiency throughout the year,” said Douglas H. Yaeger, chairman, president and chief executive officer of The Laclede Group.  “While our LER subsidiary was impacted by the industry-wide narrowing of regional price differentials, it was solidly profitable and expanded its market base and volumes in a tough environment.”

RESULTS OF OPERATIONS

Laclede Gas Company

Laclede Gas Company, Missouri's largest natural gas distribution utility, reported net income of $39.7 million for 2010, compared to $33.2 million for 2009. The utility contributed $1.78 to consolidated earnings per share in 2010 as compared to $1.49 per share in 2009. The approximately 20 percent increase in net income was primarily attributable to reported net income totaling $3.7 million realized from a non-regulated propane transaction in the wholesale market during the first quarter.  Decreased income from lower off-system and on-system natural gas sales was largely offset by higher revenues from both the Infrastructure System Replacement Surcharge and the general rate increase effective September 1, 2010.  Regulated operating expenses in 2010 were lower than the prior year, reflecting improved collections and cost-management initiatives.

For the fourth quarter of 2010, Laclede Gas reported a loss of $4.8 million compared to a loss of $7.5 million for the same quarter last year, a 37 percent improvement. On a consolidated basis, Laclede Gas contributed $(0.22) per share for the quarter, compared to $(0.34) for the 2009 fourth quarter. As noted above, Laclede Gas typically experiences losses in the fourth quarter due to lower gas usage by utility customers during the summer months.  The smaller loss during the quarter was primarily attributable to the general rate increase, as well as a reduction in regulated operating expenses consistent with the full-year trend.

Laclede Energy Resources

LER reported net income of $13.7 million for 2010, compared to $31.4 million for 2009. On a consolidated basis, LER contributed $0.61 per share for 2010 compared to $1.42 per share for 2009.  Excluding the after-tax impacts of net unrealized gains and losses on energy-related derivatives, LER's net economic earnings were $15.7 million in 2010 compared to $28.1 million last year.  On a net economic earnings basis, LER contributed $0.71 consolidated earnings per share for 2010 compared to $1.26 per share for 2009.  The decrease in LER's earnings were mainly attributable to lower margins on sales of natural gas driven primarily by narrower regional price differentials that prevailed in the marketplace in 2010 compared to 2009.  The effect of lower margins was partially offset by a 2% increase in sales volumes in 2010.

For the fourth quarter of 2010, LER reported net income totaling $3.0 million, compared to $4.0 million for the same quarter last year.  This decrease was primarily due to the impacts of net unrealized gains and losses on energy-related derivatives.  LER contributed $0.14 consolidated earnings per share for the 2010 fourth quarter compared to $0.18 per share for the 2009 fourth quarter.  On a net economic earnings basis, excluding these unrealized amounts, LER’s fourth-quarter earnings totaled $3.3 million compared to the $2.9 million earned in the year-ago quarter. On a net economic earnings basis, LER contributed $0.15 consolidated earnings per share in the 2010 fourth quarter compared to $0.13 per share in the 2009 fourth quarter.

ABOUT THE LACLEDE GROUP

The Laclede Group's earnings are seasonal in nature and generally correspond with the heating season for Laclede Gas Company, its largest subsidiary.

For additional details on The Laclede Group’s results for the fourth quarter and fiscal 2010, please see the accompanying unaudited Statements of Consolidated Income.

Headquartered in St. Louis, Missouri, The Laclede Group, Inc. is a public utility holding company committed to providing reliable natural gas service through its regulated core utility operations, while engaging in non-regulated activities that provide opportunities for sustainable growth. Its subsidiary Laclede Gas Company, the regulated operations of which are included in the Regulated Gas Distribution segment, serves approximately 630,000 residential, commercial and industrial customers in the City of St. Louis and parts of 10 counties in eastern Missouri. Laclede Group's primary non-regulated business, Laclede Energy Resources, Inc., is included within the Non-Regulated Gas Marketing segment. For more information about Laclede Group and its subsidiaries, visit www.thelacledegroup.com.

CAUTIONARY STATEMENTS ON FORWARD-LOOKING INFORMATION

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company's future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company's control, including weather conditions, governmental and regulatory policy and action, the competitive environment and economic factors. For a more complete description of these uncertainties and risk factors, see the Company's Form 10-Q for the three months ended June 30, 2010, filed with the Securities and Exchange Commission.

Net Economic Earnings

This press release includes the non-GAAP financial measures of "net economic earnings (losses)" and "net economic earnings per share."  As LER has continued to expand its business, the number of transactions accounted for through fair value measurements has increased.  As a result, management also uses these non-GAAP measures internally when evaluating the Company's performance.  Net economic earnings (losses) exclude from net income (loss) the after-tax impacts of net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement. Management believes that excluding these timing differences provides a useful representation of the economic impact of only the actual settled transactions and their effects on results of operations.  These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as net income (loss).

The accompanying schedule provides a reconciliation of these non-GAAP measures to the most directly comparable GAAP measure:

(Millions, except per share amounts)	Net Economic Earnings (Losses) (Non-GAAP)	Add: Unrealized Gain (Loss) (1)	Net Income (Loss) (GAAP)

Quarter Ended September 30, 2010
Non-Regulated Gas Marketing	$3.3	$(0.3)	$3.0
Consolidated	$(1.4)	$(0.2)	$(1.6)
Consolidated Per Share Amounts (2)	$(0.06)	$(0.01)	$(0.07)
Quarter Ended September 30, 2009
Non-Regulated Gas Marketing	$2.9	$1.1	$4.0
Consolidated	$(5.9)	$1.2	$(4.7)
Consolidated Per Share Amounts (2)	$(0.27)	$0.05	$(0.22)

Twelve Months Ended September 30, 2010
Non-Regulated Gas Marketing	$15.7	$(2.0)	$13.7
Consolidated	$56.1	$(2.1)	$54.0
Consolidated Per Share Amounts (2)	$2.52	$(0.09)	$2.43
Twelve Months Ended September 30, 2009
Non-Regulated Gas Marketing	$28.1	$3.3	$31.4
Consolidated	$60.8	$3.4	$64.2
Consolidated Per Share Amounts (2)	$2.74	$0.15	$2.89

(1) Amounts presented net of income taxes. Income taxes are calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of unrealized gain (loss) on energy-related derivative contracts. For the quarters ended September 30, 2010 and 2009, the amounts of income tax expense (benefit) included in the consolidated reconciling items above are $(0.1) million and $0.7 million, respectively. For the twelve months ended September 30, 2010 and 2009, the amounts of income tax expense (benefit) included in the consolidated reconciling items above are $(1.3) million and $2.2 million, respectively.

(2) Consolidated net economic earnings per share is calculated by replacing consolidated net income (loss) with consolidated net economic earnings (losses) in the GAAP diluted earnings per share calculation.

UNAUDITED

STATEMENTS OF CONSOLIDATED INCOME

THE LACLEDE GROUP, INC.
(Thousands, Except Per Share Amounts)
	Three Months Ended September 30,		Twelve Months Ended September 30,
	2010	2009	2010	2009

OPERATING REVENUES
Regulated Gas Distribution	$83,103	$95,092	$864,297	$1,053,993
Non-Regulated Gas Marketing	200,477	155,794	858,782	836,865
Other	451	1,044	11,950	4,340
Total Operating Revenues	284,031	251,930	1,735,029	1,895,198
OPERATING EXPENSES
Regulated Gas Distribution
Natural and propane gas	30,352	43,740	519,905	699,984
Other operation expenses	33,526	36,090	141,995	146,542
Maintenance	6,653	7,364	27,244	27,818
Depreciation and amortization	9,428	9,262	37,572	36,751
Taxes, other than income taxes	7,117	8,244	61,407	68,639
Total Regulated Gas Distribution Operating Expenses	87,076	104,700	788,123	979,734
Non-Regulated Gas Marketing	195,566	149,456	836,687	787,056
Other	324	841	5,353	3,344
Total Operating Expenses	282,966	254,997	1,630,163	1,770,134
Operating Income (Loss)	1,065	(3,067)	104,866	125,064
Other Income and (Income Deductions) - Net	1,406	(864)	3,120	1,453
Interest Charges:
Interest on long-term debt	6,146	6,146	24,583	24,583
Other interest charges	549	612	2,269	5,163
Total Interest Charges	6,695	6,758	26,852	29,746
Income (Loss) Before Income Taxes and Dividends on Laclede Gas
Redeemable Preferred Stock	(4,224)	(10,689)	81,134	96,771
Income Tax Expense (Benefit)	(2,627)	(5,942)	27,094	32,509
Dividends on Laclede Gas Redeemable Preferred Stock	—	—	—	15
Net Income (Loss)	$(1,597)	$(4,747)	$54,040	$64,247

Average Number of Common Shares Outstanding:
Basic	22,009	21,920	21,986	21,893
Diluted	22,009	21,920	22,039	21,960

Basic Earnings (Loss) Per Share of Common Stock	$(0.07)	$(0.22)	$2.43	$2.90
Diluted Earnings (Loss) Per Share of Common Stock	$(0.07)	$(0.22)	$2.43	$2.89

Earnings per share (EPS) and diluted shares outstanding amounts for the quarter and twelve months ended September 30, 2009 have been restated to reflect the retrospective application of a new accounting standard that the Company adopted on October 1, 2009. For the twelve months ended September 30, 2009, the effect of adoption reduced both basic and diluted EPS by $0.03 each, compared to originally reported amounts. Reported basic and diluted EPS for the quarter ended September 30, 2009 were unaffected by the adoption. Reported net income was not affected by the adoption of this new accounting standard.